UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2013 (December 15, 2013)

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(i)

On December 15, 2013, Solta Medical, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Sapphire Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Valeant (“Merger Sub”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”), pursuant to which, among other things, Merger Sub will commence a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, upon the terms and subject to the conditions set forth in the Merger Agreement.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence the Offer within 10 business days of December 15, 2013 to acquire all of the outstanding shares of Common Stock at a price of $2.92 per share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to any applicable tax withholding. In connection with the Merger Agreement, the directors and certain officers of the Company, along with an affiliated entity of one director, have entered into agreements committing to tender their shares in the Offer. Following the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will survive as a wholly owned subsidiary of Valeant. The Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), without any stockholder vote required with respect to the adoption of the Merger Agreement. At the effective time of the Merger, the shares of Common Stock not purchased by Merger Sub pursuant to the Offer (other than shares of Common Stock owned, directly or indirectly, by Valeant, Guarantor or Merger Sub, shares of Common Stock held by the Company and shares of Common Stock owned by stockholders who have properly exercised any available rights of appraisal under section 262 of the DGCL) will be automatically converted into the right to receive an amount in cash per share of Common Stock equal to the Offer Price, without interest thereon and subject to any applicable tax withholding.

In addition, in connection with the transactions contemplated by the Merger Agreement, each option and time-based restricted stock unit that is outstanding immediately prior to the effective time of the Merger will become fully vested as of the effective time of the Merger. Each market stock unit that is outstanding immediately prior to the effective time of the Merger will become vested to the extent provided under the terms of such market stock unit award as of the effective time of the Merger. The holders of options shall receive at, or as soon as practicable following, the effective time of the Merger, an amount of cash equal to (i) the applicable number of shares of Common Stock subject to the option multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the applicable per-share exercise price of such option, subject to any applicable tax withholding. At the effective time of the Merger, all outstanding market stock units and restricted stock units shall be cancelled and the holders of market stock units and restricted stock units shall receive at, or as soon as practicable following, the effective time of the Merger, an amount of cash equal to the Offer Price for each share of Common Stock underlying the vested portion of each such market stock unit or restricted stock unit held by such holder (after giving effect to the acceleration of vesting described above), subject to any applicable tax withholding.

The Merger Agreement includes customary representations, warranties and covenants by the respective parties. The Company has agreed to operate its business in the ordinary course of business and is subject to customary operating restrictions, until the earlier of the termination of the Merger Agreement and the consummation of the Merger as more fully set forth in the Merger Agreement. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company, subject to certain exceptions for the Company in connection with the exercise of the fiduciary duties of the Board of Directors of the

Company. The Merger Agreement includes certain termination provisions for both the Company and Valeant and provides that, in connection with the termination of the Merger Agreement under certain specified circumstances, the Company may be required to pay Valeant a termination fee of $8.75 million.

Consummation of the Offer is subject to various conditions, including among others, the expiration or termination of applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions, each as more fully described in the Merger Agreement. In addition, it is also a condition to the consummation of the Offer that the number of shares of Common Stock validly tendered and not withdrawn pursuant to the Offer, together with the shares of Common Stock, if any, then owned by Valeant, Merger Sub or any of their respective subsidiaries, constitutes at least a majority of the total number of outstanding shares of Common Stock on a fully diluted basis (which means, as of any time, the number of shares of Common Stock outstanding, together with all shares of Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, warrants, rights and securities convertible into or exercisable for shares of Common Stock or otherwise) as of the expiration date of the Offer. Neither the Offer nor the Merger is subject to a financing condition.

Guarantor has agreed to guarantee the performance by Valeant and Merger Sub of their obligations under the Merger Agreement.

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the agreement. The above description is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(ii)

On December 14, 2014 the Company entered into a Settlement Agreement with Inlign CP III, LLC, a Delaware limited liability company (“Inlign”), relating to claims asserted under the Agreement and Plan of Merger (the “SST Agreement”) dated January 29, 2013 among the Company, Argonaut Limited Liability Company, a Colorado limited liability company and a wholly-owned subsidiary of the Company, Sound Surgical Technologies LLC, a Colorado limited liability company, (“SST”) and Inlign, acting solely in the capacity of representative of the former SST unit holders. The Company acquired SST pursuant to the SST Agreement and, in addition to the consideration paid at closing, agreed to pay additional consideration if SST achieved revenue for 2014 above specified threshold levels set forth in the SST Agreement, with the amount payable increasing based on the extent to which revenue exceeded such thresholds. The maximum amount issuable as additional consideration in respect of these earn-out provisions was approximately 3.63 million shares of common stock (and cash payable to certain unaccredited investors). In the SST Agreement the Company further agreed to certain covenants regarding the conduct of the SST business following the closing of the SST acquisition that were agreed upon with SST in order to increase the likelihood of the achievement of the earn-out and the amount thereof.

Inlign, as representative of the SST unit holders under the SST Agreement, expressed their belief that the Company had not fully complied with these covenants and that this failure prevented the SST business from achieving the specified revenue thresholds necessary to trigger the earn-out. The Company did not agree with this assertion. Nonetheless, in order to resolve this issue and prevent it from being an impediment to the Company and Valeant’s entry into the Merger Agreement, the Company and Inlign, as the representative, agreed in the Settlement Agreement that the Company would pay the former SST unit holders $2.5 million in cash and allow the accelerated release of the remaining cash and stock in the indemnification escrow established in connection with the acquisition. The parties also agreed to mutual releases of claims under the SST Agreement. David Holthe, a member of the Company’s Board of Directors appointed pursuant to the SST Agreement, is an affiliate of Inlign.

Item 8.01. Other Events.

On December 15, 2013, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 15, 2013, among Valeant Pharmaceuticals International, Sapphire Subsidiary Corp., Valeant Pharmaceuticals International, Inc. and Solta Medical, Inc.

99.1	Joint Press Release of Solta Medical, Inc. and Valeant Pharmaceuticals International, dated December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date:	December 16, 2013	By:	/s/ John F. Glenn
		Name:	John F. Glenn
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 15, 2013, among Valeant Pharmaceuticals International, Sapphire Subsidiary Corp., Valeant Pharmaceuticals International, Inc. and Solta Medical, Inc.

99.1	Joint Press Release of Solta Medical, Inc. and Valeant Pharmaceuticals International, dated December 16, 2013